      Exhibit 11.1.  Statement Re: Computation of Per Share Earnings

                                                          Three Months Ended
                                                               March 31,
(Dollars in thousands)                                    1998          1997
                                                          ----          ----

Basic Earnings Per Share
------------------------

   Net income                                            $  8,251      $ 6,990
                                                         ========      =======

   Weighted average number of common
   and common equivalent shares:                       15,372,688   13,319,271
   ----------------------------------

   Basic earnings per share                            $     0.54   $     0.45
                                                       ==========   ==========


Diluted Earnings Per Share
--------------------------

   Net income                                            $  8,251      $ 6,990
                                                         ========      =======

   Weighted average number of common
   and common equivalent shares:
   ---------------------------------

      Average no. of shares outstanding                15,372,688   15,319,271

      Net effect of dilutive stock options
      based on treasury stock method                        1,081      101,612

    Total average shares:                              15,373,769   15,420,883
                                                       ==========   ==========

   Diluted earnings per share                            $   0.54      $  0.45
                                                       ==========   ==========